Exhibit 99.2
NEWS RELEASE
LINN ENERGY ANNOUNCES PUBLIC OFFERING OF UNITS
HOUSTON, Feb. 28, 2011 — LINN Energy, LLC (NASDAQ: LINE) announced today that it plans to conduct a public offering of 14,000,000 units of its limited liability company interests pursuant to an effective shelf registration statement on Form S-3 filed with the Securities and Exchange Commission. LINN Energy expects to grant the underwriters a 30-day option to purchase up to an additional 2,100,000 units. Net proceeds from the offering are expected to be used to fund a portion of its pending acquisitions of oil properties in the Williston Basin and Permian Basin and to fund its pending tender offer for the Company’s Senior Notes due 2017 and Senior Notes due 2018 and related expenses. Any remaining net proceeds are expected to be used for general corporate purposes.
Citi, Barclays Capital, RBC Capital Markets, UBS Investment Bank, BofA Merrill Lynch, Credit Suisse, Raymond James and Wells Fargo Securities, will act as joint book-running managers for the offering. When available, a copy of the prospectus relating to the offering may be obtained from:
Citi
Brooklyn Army Terminal
140 58th Street
Brooklyn, NY 11220
Phone: (877) 858-5407
Email: batprospectusdept@citi.com
Barclays Capital Inc.
c/o Broadridge Financial Solutions
1155 Long Island Avenue
Edgewood, NY 11717
Phone: 1-888-603-5847
Email: Barclaysprospectus@broadridge.com
RBC Capital Markets, LLC
Attn: Equity Syndicate
Three World Financial Center
200 Vesey Street, 8th Floor
New York, NY 10281-8098
Phone: (212) 428-6670
UBS Investment Bank
Attn: Prospectus Department
299 Park Avenue
New York, NY 10171
Phone: (888) 827-7275
BofA Merrill Lynch
Attn: Prospectus Department
4 World Financial Center
New York, NY 10080
Email: dg.prospectus_requests@baml.com
Credit Suisse Securities (USA) LLC
Attn: Prospectus Department
One Madison Avenue, 1B
New York, NY 10010
Phone: (800) 221-1037
Raymond James & Associates, Inc.
Attn: Equity Syndicate
880 Carillon Parkway
St. Petersburg, FL 33716
Phone: (800) 248-8863
Wells Fargo Securities
Attn: Equity Syndicate Dept.
375 Park Avenue
New York, NY 10152
Phone: (800) 326-5897
Email: cmclientsupport@wellsfargo.com

This press release does not constitute an offer to sell or a solicitation of an offer to buy units or any other securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of the prospectus supplement and the related base prospectus.
This press release does not constitute an offer to purchase, or a solicitation of an acceptance of the tender offer for, any of the Senior Notes due 2017 or Senior Notes due 2018.
This press release includes “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include the Company’s plans to complete a public offering of units of its limited liability company interests and the use of proceeds therefrom. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including market conditions, operational developments with respect to the Company and other factors described in the Company’s reports filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	LINN ENERGY, LLC

Investors:
Clay Jeansonne, Vice President — Investor Relations
281-840-4193

Media:
Paula Beasley, Manager, Public Affairs & Communications
281-840-4183